FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
March 7, 2011	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Reports Record 2010 Revenues and Operating Income;
Looks to Continued Improvement in 2011

Salt Lake City, March 7, 2011 – FX Energy, Inc. (Nasdaq: FXEN) today announced financial results for its fourth quarter and full year of 2010.  The Company reported a net loss for the full year 2010 of $0.8 million, or $0.02 per share, compared to a net loss in 2009 of $0.5 million, or $0.01 per share.  Included in the Company’s yearly results were non-cash foreign exchange losses of $4.2 million in 2010 and non-cash foreign exchange gains of $7.1 million in 2009.  The Company’s operating income rose from an operating loss of $7.0 million in 2009 to operating income of $4.6 million in 2010.  Much of the improvement is due to the Company’s record revenues in 2010 of $25.0 million.

For the fourth quarter of 2010, the Company reported a net loss of $1.8 million, or $0.04 per share, compared to net income of $3.3 million, or $0.08 per share, during the same quarter of 2009.  The 2010 fourth quarter results were negatively impacted by $1.4 million in non-cash foreign exchange charges, while positive non-cash foreign exchange items of $1.5 million contributed to the 2009 fourth quarter.

Record Oil and Gas Production Drives Full Year Revenues Higher

For the full year 2010, the Company reported record oil and gas production of 3,839 million cubic feet of gas equivalent (Mmcfe), or 10.5 million cubic feet of gas equivalent per day (Mmcfe/d).  This compares to 2,266 Mmcfe (6.2 Mmcfe/d) during 2009, an increase of 69%.  The Company’s fourth quarter 2010 oil and gas production was 931 Mmcfe (10.3 Mmcfe/d), a decrease of 14% from 1,080 Mcfe (12.0 Mmcfe/d) during the same quarter of 2009.  The record 2010 production, in combination with slightly higher oil and gas prices, led to record oil and gas revenues of $22.9 million, compared to $12.8 million for 2009, an increase of 79%.  Total revenues rose 71% from $14.7 million in 2009 to $25.0 million in 2010.

Clay Newton, FX’s Vice President Finance, remarked, “Our successful expansion efforts in Poland over the last several years have resulted in substantial new production.  Our Polish exploration and production successes are now the primary drivers of our operating results.  In particular, our Roszkow discovery and completion of our KSK production facilities have become major factors in our results.

The Company expects to see further production gains in 2011 as the KSK facilities come into full operating status.  Its Sroda-4 well began producing into these new facilities at year-end.  The Company expects its two Kromolice wells to begin producing into these new facilities in the second quarter of 2011.  Once all three wells are on production, they should contribute approximately 7 Mmcfe/d to the Company’s net production.  This could lead to another record year for oil and gas revenue.”

In Turn, Record Revenues Drive Operating Results Higher

The Company’s full year operating results improved significantly.  Total revenues from all sources were up 71% from 2009 to 2010.  The Company recorded oil and gas revenues of $22.9 million, compared to $12.8 million for 2009, an increase of 79%.  Net operating income of $4.6 million for 2010 was a record for the Company, an improvement of $11.6 million from the operating loss of $7.0 million during 2009.

For the full year 2010, the Company’s total net production increased to 3,839 Mmcfe (10.5 Mmcfe/d) from 2,266 Mmcfe (6.2 Mmcfe/d) during 2009.  The production increase was due entirely to having a full year of production from the Company’s Roszkow well.  Higher oil and gas prices augmented the revenue increase.  The Company’s average price for natural gas in Poland increased 8% from 2009 levels, averaging $5.39 per thousand cubic feet (Mcf).  Polish gas tariffs were increased by a total of 14% through two price increases during the year.  The first increase came in the third quarter, followed by a second increase in the fourth quarter.  Oil prices also increased, with prices averaging $68 per barrel, up 31% from $52 per barrel in 2009.

Exploration expenses decreased 38% from 2009 levels.  These expenses, which reflected the Company’s seismic acquisition, processing, and interpretation activities throughout its Poland acreage, dropped from $4.8 million in 2009 to $3.0 million in 2010, as the Company continued its practice of matching expenditures with available cash.

Included in non-cash charges for both years are foreign exchange gains and losses related to dollar-denominated intercompany loans, notes payable and unpaid interest held by FX Energy Poland.  These are non-cash items primarily related to currency exchange rate fluctuations between reporting periods.

Fourth Quarter Production Declines Affect Revenues

As mentioned above, the Company recorded a net loss of $1.8 million (including the effects of $1.4 million of non-cash charges) during the fourth quarter of 2010.  Total fourth quarter 2010 production of 931 Mmcfe (10.5 Mmcfe/d) was 14% lower than the 1,080 (12.0 Mmcfe/d) Mmcfe in the fourth quarter of 2009.  Oil and gas revenues were $6.1 million, 6% lower than the $6.5 million recorded in the fourth quarter of 2009.

The production and revenue decreases for the quarter were due in large part to production declines implemented at the Company’s two primary wells in Poland by the operator of the wells, which took effect on October 1, 2010.  Daily production rates at both wells were reduced by 7%.  In addition, the Company’s Kleka well stopped producing during early 2010, which added to the fourth quarter decline.  An increase in Polish natural gas prices offset some of the production declines.  The average gas price in Poland during the fourth quarter of 2010 was $6.01 per Mcf compared to $5.53 per Mcf during the fourth quarter of 2009.  Oil prices also increased, resulting in 2% higher oil revenues from the Company’s US oil production during the fourth quarter 2010.

Cash Flow Helps Drive Balance Sheet Improvements

Cash flow from operating activities climbed to $7.2 million during 2010 from cash used in operating activities during 2009 of $5.8 million, a yearly improvement of $13.0 million.  This improved cash flow was amplified with a successful registered-direct offering of 1.5 million shares of common stock in December.  At December 31, 2010, the Company’s cash balance was approximately $19.7 million.  Working capital was $18.2 million at December 31, 2010 versus $3.5 million at December 31, 2009.  Long-term debt was $35.0 million at the end of 2010.

Earnings Conference Call Today, Monday, March 7, 2011 at 4:30 PM. Eastern (2:30 PM. Mountain)

The Company will host a conference call and webcast today to discuss 2010 full year and fourth quarter results at 4:30 p.m. Eastern Time.  The call will also include a discussion of the Company’s current operations.  Conference call information is as follows:  Dial-In-Number: 866-293-8972; International: 913-312-6679; Passcode: 8212782.  Request: FX Energy, Inc. Conference Call.

The call will also be webcast live and interested parties may access the webcast through FX Energy’s homepage at www.fxenergy.com.  For those that are unable to participate in the live call, a rebroadcast will be available through the Company’s website for two weeks beginning one hour after the completion of the call.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com.

______________________________

FORWARD-LOOKING STATEMENTS

This press release and the related earnings conference call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not guarantees of future performance.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control, including risks and uncertainties as described in the Company’s public filings with the SEC. Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law.

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Balance Sheets
As of December 31, 2010 and 2009
(in thousands)

	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$19,740	$4,225
Receivables:
Accrued oil and gas sales	2,617	2,875
Joint interest and other receivables	2,013	918
VAT receivable	392	--
Inventory	242	232
Other current assets	293	394
Total current assets	25,297	8,644

Property and equipment, at cost:
Oil and gas properties (successful efforts method):
Proved	38,528	32,700
Unproved	3,320	3,403
Other property and equipment	8,853	7,654
Gross property and equipment	50,701	43,757
Less accumulated depreciation, depletion and amortization	(12,327)	(11,466)
Net property and equipment	38,374	32,291

Other assets:
Certificates of deposit	406	406
Loan fees	2,527	729
Total other assets	2,933	1,135

Total assets	$66,604	$42,070

-Continued-

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Balance Sheets
As of December 31, 2010 and 2009
(in thousands, except share data)
-Continued-

	2010	2009
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,742	$3,569
VAT payable	--	575
Accrued liabilities	1,343	1,048
Total current liabilities	7,085	5,192

Long-term liabilities:
Notes payable	35,000	25,000
Asset retirement obligation	682	1,133
Total long-term liabilities	35,682	26,133

Total liabilities	42,767	31,325

Commitments and Contingencies (Note 6)

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized as of
December 31, 2010 and 2009; no shares outstanding	--	--
Common stock, $0.001 par value, 100,000,000 shares authorized as of
December 31, 2010 and 2009; 45,284,527 and 43,037,540 shares issued
and outstanding as of December 31, 2010 and 2009, respectively	45	43
Additional paid-in capital	171,167	160,594
Cumulative translation adjustment	14,013	10,738
Accumulated deficit	(161,388)	(160,630)
Total stockholders’ equity	23,837	10,745

Total liabilities and stockholders’ equity	$66,604	$42,070

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Statements of Operations
For the years ended December 31, 2010, 2009, and 2008
(in thousands, except per share amounts)

	2010	2009	2008

Revenues:
Oil and gas sales	$22,914	$12,772	$13,494
Oilfield services	2,099	1,892	4,347
Total revenues	25,013	14,664	17,841
Operating costs and expenses:
Lease operating expenses	3,473	3,478	3,441
Exploration costs	3,038	4,829	15,389
Impairment of oil and gas properties	564	1,864	14,746
Asset retirement obligation gain	(264)	(529)	--
Oilfield services costs	1,550	1,412	2,751
Depreciation, depletion and amortization (DD&A)	2,626	1,602	1,720
Accretion expense	92	41	84
Stock compensation	1,379	1,693	2,367
Bad debt expense	--	--	460
General and administrative costs (G&A)	7,973	7,257	7,030
Total operating costs and expenses	20,431	21,647	47,988
Operating income (loss)	4,582	(6,983)	(30,147)

Other income (expense):
Interest expense	(1,936)	(654)	(672)
Interest and other income	829	54	394
Foreign exchange gain (loss)	(4,233)	7,053	(24,279)
Total other income (expense)	(5,340)	6,453	(24,557)

Net loss	$(758)	$(530)	$(54,704)

Basic and diluted net loss per common share	$(0.02)	$(0.01)	$(1.35)

Basic and diluted weighted average number
of shares outstanding	43,387	42,529	40,420

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the years ended December 31, 2010, 2009, and 2008
(in thousands)

	2010	2009	2008
Cash flows from operating activities:
Net loss	$(758)	$(530)	$(54,704)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation, depletion and amortization	2,626	1,602	1,720
Impairment of oil and gas properties	564	1,864	14,746
Accretion expense	92	41	84
(Gain) loss on property dispositions	--	--	(5)
Stock compensation	1,379	1,693	2,367
Foreign exchange (gains) losses	4,238	(8,296)	22,306
Common stock issued for services (G&A)	636	694	498
Asset retirement obligation gain	(264)	(529)	--
Loan fee amortization	971	242	210
Increase (decrease) from changes in working capital items:
Receivables	(1,809)	1,682	(3,056)
Inventory	(10)	(21)	(33)
Other current assets	101	58	(85)
Other assets	(143)	(128)	(136)
Accounts payable and accrued liabilities	(289)	(4,025)	1,840
Asset retirement obligations settled	(85)	(176)	--
Net cash provided by (used in) operating activities	7,249	(5,829)	(14,248)

Cash flows from investing activities:
Additions to oil and gas properties	(6,475)	(7,666)	(21,808)
Additions to other property and equipment	(1,339)	(983)	(1,077)
Additions to marketable securities	--	(11)	(186)
Proceeds from maturities of marketable securities	--	4,661	11,284
Proceeds from sale of assets	--	--	15
Net cash used in investing activities	(7,814)	(3,999)	(11,772)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of offering costs	8,403	--	--
Proceeds from notes payable, net of deferred loan fees	32,532	--	25,000
Payments of notes payable	(25,000)	--	--
Proceeds from loan related to auction-rate securities	--	--	3,354
Payments on loan related to auction-rate securities	--	(2,808)	(546)
Proceeds from exercise of stock options and warrants	157	132	12,313
Net cash provided by (used in) financing activities	16,092	(2,676)	40,121

Effect of exchange rate changes on cash	(12)	141	(1,775)

Net increase (decrease) in cash	15,515	(12,363)	12,326
Cash and cash equivalents at beginning of year	4,225	16,588	4,262

Cash and cash equivalents at end of year	$19,740	$4,225	$16,588